Exhibit 10.3

SECOND AMENDMENT

SECOND AMENDMENT, dated as of May 11, 2011 (this “Amendment”), to the Revolving Credit and Guarantee Agreement, dated as of February 19, 2010, as amended (the “Credit Agreement”), among RDA HOLDING CO. (“Holdings”), THE READER’S DIGEST ASSOCIATION, INC. (the “Borrower”), certain of the Borrower’s Subsidiaries (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, Holdings, the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to the Credit Agreement;

WHEREAS, the Borrower has requested certain amendments and waivers to the Credit Agreement as more fully set forth herein; and

WHEREAS, the Administrative Agent and the Lenders are willing to agree to such amendments and waivers but only on the terms and conditions contained in this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.             Defined Terms.  Unless otherwise defined herein, capitalized terms used herein which are defined in the Credit Agreement (as amended by this Amendment) are used herein as therein defined.

2.             Amendments to Section 1.01 (Defined Terms).  (a)  Section 1.01 of the Credit Agreement is amended by inserting the following definitions in appropriate alphabetical order:

“Alternate Currency” means each of Euros, Pounds Sterling, Rubles and any other currency other than Dollars approved by the relevant L/C Issuer in which a Letter of Credit is denominated at the request of the Borrower.

“Alternate Currency Overnight Rate” means, with respect to an Alternate Currency, the rate per annum determined by the relevant L/C Issuer to represent its cost of overnight or short-term funds in such currency (which determination shall be conclusive absent manifest error) plus the Applicable Rate then in effect with respect to Eurodollar Rate Loans.

“Calculation Date” means two Business Days prior to the last Business Day of each calendar month (or any other day selected by the Administrative Agent when an Event of Default has occurred and is continuing); provided, that the second Business Day preceding each issuance of any Letter of Credit denominated in an Alternate Currency shall also be a “Calculation Date”.  The Administrative Agent will notify the Borrower and the relevant L/C Issuer of the applicable amounts recalculated on each Calculation Date.

“Dollar Equivalent” means, on any date, with respect to any amount denominated in an Alternate Currency, the equivalent in Dollars that may be purchased with such currency at the Spot Exchange Rate (determined as of the most recent Calculation Date) with respect to such currency at such date.

“Euro” means the single currency of participating member states of the European Union.

“Net Cash Balance” means, at any time, the total cash balance (including cash, Cash Equivalents and restricted cash) of the Borrower and its Subsidiaries at such time, less their respective outstanding checks and drafts, wire transfer instructions and similar payment directions that have not, at such time, cleared the respective accounts of the Borrower and its Subsidiaries.

“Pound Sterling” means the currency of the United Kingdom.

“Ruble” means the currency of Russia.

“Second Amendment” means the Second Amendment to this Agreement, dated as of May 11, 2011.

“Second Amendment Effective Date” has the meaning specified in the Second Amendment.

“Spot Exchange Rate” means on any day (i) with respect to Euros, Pounds Sterling or Rubles the spot rate at which Dollars are offered on such day by JPMorgan Chase Bank in London for Euros, Pounds Sterling or Rubles, as the case may be, at approximately 11:00 a.m. (London time), for delivery two Business Days later and (ii) with respect to any other Alternate Currency, the spot rate at which Dollars are offered on such day by JPMorgan Chase Bank in the market where its foreign currency exchange operations are then being conducted for such Alternate Currency, at approximately 11:00 a.m. (local time), for delivery two Business Days later.

(b)   The definition of “Change of Control” is hereby amended by:

(i)            deleting “50%” and substituting in lieu thereof “35%” in clause (a) thereof; and

(ii)           deleting clause (e) thereof in its entirety and substituting in lieu thereof:

“(e)  the Disposition of all or substantially all of the assets of the Loan Parties other than any Disposition to which Section 7.04 applies, but only to the extent expressly permitted by Section 7.04 and so long as any requirements set forth therein are satisfied.”.

(c)   The definition of “Continuing Directors” is hereby amended by:

(i)            deleting the phrase “on the Emergence Date” and substituting in lieu thereof the phrase “on the Second Amendment Effective Date” in clause (1) thereof; and

(ii)           deleting the phrase “a majority” and substituting in lieu thereof the phrase “at least 75%” in clause (2) thereof.

(d)   The definition of “Default Rate” is hereby amended to read in its entirety as follows:

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2.0% per annum; provided that with respect to the principal amount of any Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum; provided, further, that with respect to reimbursement obligations for outstanding Letters of Credit (including any L/C Borrowing) denominated in an Alternate Currency, the Default Rate shall be an interest rate equal to the Alternate Currency Overnight Rate plus 2.0%, in each case to the fullest extent permitted by applicable Laws.

(e)   The definition of “EBITDA” is hereby amended by inserting the phrase “; provided that the aggregate amount of restructuring charges incurred during 2011 and thereafter added to EBITDA pursuant to this clause (e) or excluded in the calculation of Consolidated Net Income pursuant to clause (1) of the definition thereof shall not exceed $35,000,000 for any twelve-month period, and any restructuring charges incurred during any fiscal quarter of 2011 and thereafter shall be set forth in reasonable detail on a schedule provided to the Administrative Agent, as part of the Compliance Certificate with respect to such quarter required to be delivered pursuant to Section 6.02(b)” after the phrase “the Closing Date” in clause (e) thereof.

(f)    The definition of “L/C Obligations” is hereby amended by inserting the following parenthetical at the end of the definition, immediately following the word “Borrowings” and preceding the period:

“(in each case based on the Dollar Equivalent thereof with respect to Letters of Credit denominated in an Alternate Currency)”.

(g)   The definition of “Suspension Period” is hereby deleted in its entirety.

3.             Amendments to Section 2.03 (Letters of Credit).  (a)  Section 2.03(a)(i) of the Credit Agreement is hereby amended by inserting the words “or an Alternate Currency” in clause (A)(1), immediately following the word “Dollars” and preceding the words “for the account of the Borrower”.

(b)   Section 2.03(a)(i) of the Credit Agreement is hereby further amended by inserting, in the proviso immediately following clause (B), a comma and the words “in each case after having calculated the Dollar Equivalent of such Letter of Credit if it is to be denominated in an Alternate Currency”, immediately following the words “Letter of Credit Sublimit” and preceding the period.

(c)   Section 2.03(b) of the Credit Agreement is hereby amended by deleting the sentence in paragraph (i) that begins with the words, “In the case of a request for an initial issuance of a Letter of Credit” in its entirety and substituting in lieu thereof the following new sentence:

“In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer:  (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the currency in which such Letter of Credit shall be denominated; (d) the expiry date thereof; (e) the name and address of the beneficiary thereof; (f) the documents to be presented by such beneficiary in case of any drawing thereunder; (g) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (h) such other matters as the relevant L/C Issuer may reasonably request.”

(d)   Section 2.03(b) of the Credit Agreement is hereby further amended by deleting paragraph (ii) in its entirety and substituting in lieu thereof the following new paragraph (ii):

“Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C

Issuer will provide the Administrative Agent with a copy thereof.  Prior to the issuance or amendment of a requested Letter of Credit, the Administrative Agent shall calculate the Dollar Equivalent of such Letter of Credit if it is to be denominated in an Alternate Currency and shall notify the Borrower and such L/C Issuer of the aggregate Revolving Credit Exposure after giving effect to (i) the issuance or amendment of such Letter of Credit, (ii) the issuance or expiration of any other Letter of Credit that is to be issued or amended or will expire prior to the requested date of issuance or amendment of such Letter of Credit and (iii) the borrowing or repayment of any Revolving Loans that (based upon notices delivered to the Administrative Agent by the Borrower) are to be borrowed or repaid prior to the requested date of issuance or amendment of such Letter of Credit.  A Letter of Credit shall be issued or amended only if (and upon issuance or amendment of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the L/C Obligations shall not exceed the Letter of Credit Sublimit and (ii) the amount of the aggregate Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitments.  Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times (x) the amount of such Letter of Credit or (y) if such Letter of Credit is denominated in an Alternate Currency, the Dollar Equivalent of the amount of such Letter of Credit.”

(e)   Section 2.03(c) of the Credit Agreement is hereby amended by deleting paragraph (i) in its entirety and substituting in lieu thereof the following new paragraph (i):

“Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof.  The Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, not later than 1:00 p.m. (New York time), on (A) if such Letter of Credit is denominated in Dollars, (i) the Business Day after the Borrower receives notice of such drawing, if such notice is received on such day prior to 11:00 a.m. (New York time), or (ii) if clause (i) above does not apply, the second Business Day following the day the Borrower receives notice of such drawing or (B) if such Letter of Credit is denominated in an Alternate Currency, three Business Days immediately following the day the Borrower receives notice of such drawing (each such date, an “Honor Date”).  Each such payment shall be made to such L/C Issuer in the currency in which such draft is payable (except that, in the case of any Letter of Credit denominated in an Alternate Currency, upon notice by such L/C Issuer to the Borrower, such payment shall be made in Dollars from and after the date on which the amount of such payment shall have been converted into Dollars at the Spot Exchange Rate on such date of conversion, which date of conversion shall be selected by such L/C Issuer and may be any Business Day after the date on which such payment is due) in immediately available funds.  In order to reimburse any such drawing, the Borrower shall have the option to request in accordance with Section 2.02 a Revolving Credit Borrowing of Base Rate Loans (“Refunding Loans”), without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Lenders and the conditions set forth in Section 4.02.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata

Share thereof in Dollars (based on the Dollar Equivalent of such amount with respect to Letters of Credit denominated in an Alternate Currency).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.”.

(f)    Section 2.03(c) of the Credit Agreement is hereby further amended by inserting the following parenthetical immediately following the words “in Dollars” in each of paragraphs (ii) and (iii):

“(based on the Dollar Equivalent thereof with respect to Letters of Credit denominated in an Alternate Currency)”.

(g)   Section 2.03(h) of the Credit Agreement is hereby amended by inserting the following parenthetical immediately following the words “in Dollars”:

“(based on the Dollar Equivalent thereof with respect to Letters of Credit denominated in an Alternate Currency)”.

(h)   Section 2.03(i) of the Credit Agreement is hereby amended by deleting the sentence that begins with the words, “Such fronting fees shall be due and payable” in its entirety and substituting in lieu thereof the following new sentence:

“Such fronting fees shall be due and payable in Dollars (based on the Dollar Equivalent thereof with respect to Letters of Credit denominated in an Alternate Currency) on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.”.

4.             Amendment to Section 2.04 (Prepayments).  Section 2.04(b) of the Credit Agreement is hereby amended by deleting paragraph (i) in its entirety and substituting in lieu thereof the following new paragraph (i):

“If for any reason (A) the aggregate Revolving Credit Exposures at any time exceed the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess or (B) the L/C Obligations on any Calculation Date exceed the Letter of Credit Sublimit, the Borrower shall promptly Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.  If the Borrower is required to provide an amount of Cash Collateral in respect of L/C Obligations pursuant to this clause (i), such amount plus any accrued interest with respect to such amount shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with this clause (i) and no Event of Default shall have occurred and be continuing.”.

5.             Amendment to Section 2.09 (Computation of Interest and Fees).  Section 2.09 of the Credit Agreement is hereby amended by inserting the words “as soon as practicable, notify the Borrower of each determination of a rate for an amount owing in an Alternate Currency and shall,” immediately following the comma that follows the words “The Administrative Agent shall” in the last sentence of the paragraph.

6.             Amendments to Section 4.02 (Conditions to All Credit Extensions).  Section 4.02 of the Credit Agreement is hereby amended by:

(a)   inserting the following new clause (f) therein:

“(f)  The Net Cash Balance as of the date of such Credit Extension shall not exceed $125,000,000 after giving effect to such Credit Extension, the intended application of proceeds of such Credit Extension and the intended use of cash on hand for any transaction contemplated by such application of proceeds (it being understood that (i) at the time of such Credit Extension, the Borrower shall describe in reasonable detail the intended application and use of such proceeds and cash on hand and (ii) to the extent such proceeds and cash on hand are not in fact so applied as intended within 15 days after the date of such Credit Extension, then the Borrower agrees to repay the Revolving Credit Loans within 5 Business Days thereafter by the amount by which the Net Cash Balance exceeds $125,000,000 at such time).”; and

(b)   deleting the word “and” after “(c)”, inserting a comma in lieu thereof and inserting the words “and (f)” after “(d)” in the final paragraph thereof.

7.             Amendments to Section 6.01 (Financial Statements).  Section 6.01 of the Credit Agreement is hereby amended by:

(a)   deleting the phrase “and consolidating (by region)” wherever it appears in clauses (a) and (b) thereof;

(b)   deleting the parenthetical “(in the case of the consolidated financial statements)” in clause (a) thereof; and

(c)   deleting the parenthetical “(other than the consolidating financial statements, which shall be substantially in the form delivered to the Administrative Agent prior to the Closing Date)” in clause (b) thereof.

8.             Amendments to Section 6.02 (Certificates; Other Information).  Section 6.02 of the Credit Agreement is hereby amended by:

(a)   deleting paragraph (c) in its entirety and substituting in lieu thereof the following new paragraph (c):

“simultaneously with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries (including, without limitation, with respect to Dispositions, cost savings, facility closures, litigation, contingent liabilities and other matters as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request) for the applicable period and for the period from the beginning of the then current fiscal year to the end of such period; provided, however, that so long as (i) the obligations in Sections 6.01(a) and (b) are satisfied by furnishing the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC and (ii) such Form 10-K or 10-Q, as applicable, contains such narrative discussion and analysis, the obligations of this Section 6.02(c) shall be deemed satisfied;”and

(b)   deleting paragraph (d) in its entirety and substituting in lieu thereof the following new paragraph (d):

“(d)  promptly upon the incurrence thereof of any obligation permitted under Sections 7.02(b)(i)(B), (C) or (D) or upon the entering into of any treasury, depository, cash management, or automated clearing house services permitted under Section 7.02(b)(i)(E) notice of such event, which notice shall set forth the nature of such obligation or service, including (i) in the case of clauses (B) and (C), principal amount, maturity and interest rate, (ii) in the case of clause (D), the principal terms of the applicable Swap Contract, including notional amount, maturity and interest rate, if applicable (but not any ongoing requirement to provide mark-to-market valuations), and (iii) in the case of clause (E), the anticipated range of exposure and any material change thereto;”.

9.             Amendment to Section 7.01 (Limitation on Restricted Payments).  Section 7.01 of the Credit Agreement is hereby amended by deleting clause (c) thereof in its entirety and inserting in lieu thereof the following:

“(c)  Notwithstanding anything to the contrary in the foregoing, (i) Restricted Investments of assets and property constituting Collateral (other than cash and Cash Equivalents) made pursuant to Section 7.01(a) may only be made in Subsidiary Guarantors and (ii) the Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (I) declare or pay any dividend or make any distribution (whether cash or noncash) on account of the Borrower’s Equity Interests; (II) purchase or redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent of the Borrower, in the case of each of clauses (I) and (II) to or for the benefit of any holder of common Equity Interests of the Borrower or any direct or indirect parent of the Borrower, or (III) make any principal payment on, or redeem, repurchase, defease, otherwise acquire or retire for value or give any irrevocable notice of redemption with respect thereto in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness by means of (A) Section 7.01(a)(vii), (B) Section 7.01(b)(v), Section 7.01(b)(vi), Section 7.01(b)(viii), Section 7.01(b)(ix), Section 7.01(b)(x), Section 7.01(b)(xii), Section 7.01(b)(xiii), Section 7.01(b)(xiv) or Section 7.01(b)(xvi) or (C) clause (o) of the definition of “Permitted Investments,” unless in each case such Restricted Payment is otherwise in compliance with this Agreement and at the time of such Restricted Payment (x) the Consolidated Secured Debt Ratio (calculated without giving effect to clause (1)(e) of the definition of Consolidated Secured Debt Ratio) of the Borrower would have been no greater than 3.25 to 1.00 on a pro forma basis (it being understood that the amount calculated pursuant to clause (1) of the definition of Consolidated Secured Debt Ratio will be reduced by the Liquidity of the Borrower and its Restricted Subsidiaries in excess of $150.0 million for purposes of such calculation), (y) the Borrower and its Restricted Subsidiaries would have Liquidity of no less than $100.0 million on a pro forma basis and (z) the Senior Secured Leverage Ratio (calculated on a pro forma basis in accordance with the last sentence of Section 7.14) would have been no greater than the ratio set forth in Section 7.14 opposite the last day of the then current fiscal quarter less 0.50.”.

10.           Amendment to Section 7.02 (Limitation on incurrence of Indebtedness and issuance of Disqualified and Preferred Stock).  Section 7.02 of the Credit Agreement is hereby amended by inserting the new clause (h):

“(h)  Notwithstanding anything to the contrary in the foregoing, the incurrence (as defined in Section 7.02(a)) of (a) any Senior Secured Indebtedness under Section 7.02(b)(i)(B), (C), (D) or (E) or (b) Senior Secured Indebtedness in a principal amount greater than $5,000,000 under any other provision of this Section 7.02 shall only be permitted under this Section 7.02 to the extent that, both immediately before and after giving pro forma effect to the incurrence of such Senior Secured Indebtedness (x) no Default or Event of Default shall have occurred and be continuing and (y) the Borrower shall be in compliance with in Section 7.14.”.

11.           Amendment to Section 7.14 (Financial Condition Covenant).  Section 7.14 of the Credit Agreement is hereby amended by deleting it in its entirety and inserting in lieu thereof the following:

“Section 7.14         Financial Condition Covenant.  The Borrower will not permit the Senior Secured Leverage Ratio as of any date set forth below to be greater than the ratio set forth below opposite such date:

Date	Senior Secured Leverage Ratio

March 31, 2010	4.50 : 1.00
June 30, 2010	4.50 : 1.00
September 30, 2010	4.50 : 1.00
December 31, 2010	4.50 : 1.00
March 31, 2011	4.25 : 1.00
June 30, 2011	4.25 : 1.00
September 30, 2011	4.25 : 1.00
December 31, 2011	4.00 : 1.00
March 31, 2012	3.75 : 1.00
June 30, 2012	3.75 : 1.00
September 30, 2012	3.75 : 1.00
December 31, 2012	3.75 : 1.00

For all purposes of determining pro forma compliance with this Section 7.14 on any day, the applicable ratio shall be the one in effect on the last day of the fiscal quarter in which such day falls (it being understood that the EBITDA used in determining such pro forma compliance will be the EBITDA for the most recently ended period for which financial statements have been or are required to have been delivered pursuant to Section 6.01(a) or (b)).”.

12.           Waiver.  The Lenders party hereto, constituting the Required Lenders, hereby waive any Event of Default that may have occurred pursuant to Section 8.01(j) prior to the Second Amendment Effective Date and the payment of any interest which accrued at the Default Rate pursuant to Section 2.07(b) as a result thereof prior to the Second Amendment Effective Date.

13.           Conditions to Effectiveness of this Amendment.  This Amendment shall become effective upon the date (the “Second Amendment Effective Date”) upon which:

(a)   this Amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders;

(b) each Lender that has provided its written consent to this Amendment on or prior to 5:00 p.m., New York City time, on May 11, 2011 shall have received an amendment fee (or the Administrative Agent shall have received such fee for the account of such Lender) in an amount equal to 0.25% of such Lender’s Revolving Credit Commitment; and

(c) the Administrative Agent shall have received all fees and expenses required to be paid under the Credit Agreement.

14.           Representation and Warranties.  To induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

(a)   As of the Second Amendment Effective Date, and after giving effect to this Amendment, each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents is true and correct in all material respects as if made on and as of such date (it being understood and agreed that any representation or warranty that by its terms is made as of a specific date shall be required to be true and correct in all material respects only as of such specified date).

(b)   As of the Second Amendment Effective Date, and after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.

15.           Effect of Amendment.  (a)  This Amendment shall not constitute an amendment or waiver of or consent to any provision of the Credit Agreement or the other Loan Documents not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower or any other Loan Party that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein.  Except as expressly amended hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with its terms.

(b)   On and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the Credit Agreement in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby.  This Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

16.           Counterparts.  This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of a signature page by facsimile or by electronic mail in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart.

17.           Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.           Integration.  This Amendment and the other Loan Documents represent the agreement of the Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

19.           GOVERNING LAW.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

THE READER’S DIGEST ASSOCIATION, INC.

By:	/s/ Thomas A. Williams
Name: Thomas A. Williams
Title: President and Chief Executive Officer

RDA HOLDING CO.

By:	/s/ Thomas A. Williams
Name: Thomas A. Williams
Title: President and Chief Executive Officer

[Signature Page to Second Amendment to The Reader’s Digest Revolving Credit and Guarantee Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Charles Holmes
	Name:	Charles K. Holmes
	Title:	Vice President

[Signature Page to Second Amendment to The Reader’s Digest Revolving Credit and Guarantee Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Director

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Associate

[Signature Page to Second Amendment to The Reader’s Digest Revolving Credit and Guarantee Agreement]

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Lender

By:	/s/ Lauren Day
	Name:	Lauren Day
	Title:	Authorized Signatory

[Signature Page to Second Amendment to The Reader’s Digest Revolving Credit and Guarantee Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Mark Short
	Name:	Mark Short
	Title:	Director

[Signature Page to Second Amendment to The Reader’s Digest Revolving Credit and Guarantee Agreement]